INTELLECTUAL PROPERTY & RECEIVABLE PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY PURCHASE & ACQUISITION AGREEMENT (this “Agreement”), effective as of April 2, 2019 (the “Effective Date”), is entered into by and between, Biopipe Global AG., a Swiss company (“Seller”) and BioPipe Global Corp, a New Jersey corporation, wholly owned subsidiary of LifeQuest World Corp. (“Buyer”).

WHEREAS, Seller owns certain Intellectual Property relating thereto (collectively, the “BioPipe System”) and receivables. “Intellectual Property” meaning intellectual property rights in any jurisdiction throughout the world, which includes, without limitation, (i) registered and applied for patents (including issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals), trademarks, copyrights, and other intellectual property applied for and registered before a governmental authority; (ii) domain names, web addresses, web pages, websites, and related content; and (iii) all other intellectual property or proprietary rights including, without limitation, inventions, works of authorship, trademarks, trade dress, service marks, trade secrets, know-how, confidential information, formulas, designs, technology, research and development, methods, processes, compositions, mask works, moral rights, and all similar intellectual property rights of every type that may exist now or in the future in any jurisdiction, whether registered or not, including, without limitation, all goodwill associated with the foregoing and all rights to recover for past, present, and future infringement associated therewith, with descriptions of certain Intellectual Property assets held by Seller and relating to the BioPipe System set forth on Exhibit A; and

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and receive all of Seller’s rights, title and interests in and to the BioPipe System;

WHEREAS, Seller agrees to sell, transfer, assign and set over to Buyer, and Buyer agrees to purchase, the Purchased Assets (as defined below) upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller has certain loan receivables due from Biopipe Cevre Teknolojileri A.S. in the amount of Six Hundred and Ninety-Two Thousand U.S. dollars ($692,000) and desires to sell, transfer, assign and set over to Buyer;

NOW, THEREFORE, in consideration of the Seller’s and Buyer’s respective covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto intending to be legally bound hereby expressly agree as follows:

1.    Purchase and Sale of BioPipe System

1.1 Sale and Purchase. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.4 below), Seller shall sell, transfer, convey, assign, set over and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances (as defined below), all of Seller’s rights, title and interests of every type and nature and wherever situated (whether personal, tangible, intangible, accrued, contingent or otherwise), in and to the following assets, properties and rights (collectively, the “Purchased Assets”):

(a) the BioPipe System, including all of Seller’s rights, title and interests to Intellectual Property therein or related thereto;

(b) all of the Seller’s rights, interests and obligations under any licenses, contracts and agreements, whether written or oral, granting, assigning, or transferring any rights in or to the BioPipe System.

(c) all trade receivables, income, royalties, damages, rights to sue, rights to enforce and any and all payments unpaid and due now or hereafter due or payable with respect to the BioPipe System.

(d) the information technology, software, data files, schematics, databases, and other related specifications, documentation and technology related to or required for the use of the BioPipe System; and

(e) all records pertaining to all of the foregoing Purchased Assets.

(f) $692,000 loan receivable.

“Encumbrance” means, except as expressly set forth in any Assigned Contract, any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, restriction, other similar encumbrance, or adverse claim of any kind or character.

1.2 Consideration for Certain Loan Receivable. The Buyer will deliver or cause to be delivered to Seller, One Million One Hundred Fifty-Three Thousand Three Hundred and Thirty-Three (1,153,333) duly authorized, validly issued, fully paid and nonassessable shares of LifeQuest World Corp. (“LQWC”) to purchase the loan receivable stated hereinabove. Such shares shall bear a restrictive legend in accordance with Rules 144 and 502 promulgated under the Securities Act of 1933. LifeQuest World Corporation (Stock symbol: LQWC) is the surviving entity following the merger with the Buyer as evidenced by Exhibit B.

1.3 Consideration to Biopipe Global AG. Pursuant to Section 1.1 and in consideration for certain Purchased Assets held by the Seller, Buyer will deliver or cause to be delivered Two Million (2,000,000) duly authorized, validly issued, fully paid and nonassessable shares of common stock of LQWC to Seller, which shares shall bear a restrictive legend in accordance with Rules 144 and 502 promulgated under the Securities Act of 1933.

1.4 Closing Date and Deliveries. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer or by electronic mail or other electronic transmission, United States mail or overnight courier. The date on which the Closing is to occur is herein referred to as the “Closing Date”. On the Closing Date:

(a) Buyer shall deliver to Seller the shares of LQWC.

(b) Buyer shall deliver to Seller a bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit C (the “Bill of Sale/Assignment”), executed by a duly appointed officer of Buyer.

(c) Seller shall deliver to Buyer the Bill of Sale/Assignment, executed by a duly appointed officer of Seller.

(d) Seller shall deliver to Buyer the IP Assignment, executed by a duly appointed officer of Seller.

(e) Shall deliver to Buyer the Loan Receivable Assignment, executed by a duly appointed officer of Seller.

(f) Seller shall deliver to Buyer the Assignment, executed by a duly appointed officer of Seller.

2.    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, USA; (b) it has all necessary corporate power and authority to execute and deliver this Agreement, the Bill of Sale/Assignment, the IP Assignment, the Receivable Assignment and the other agreements contemplated hereby and thereby to which it is a party (collectively, the “Buyer Transaction Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (c) no authorization or approval from any third party is required in connection with Buyer’s execution, delivery or performance of this Agreement or the other Buyer Transaction Documents to which it is a party; and (d) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Buyer further represents and warrants to Seller that the execution, delivery and performance by it of this Agreement and the other Buyer Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of its certificate of formation or corporation agreement, (ii) conflict with, result in a breach of or constitute a default under any agreement or other instrument to which it is a party or by which it is bound, or (iii) violate, result in a breach of or constitute a default under any judgment, order, injunction, decree, law, rule, regulation or other restriction of any court or governmental authority to which it is subject, except in each case, where the violation, conflict, breach or default, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

3.    Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

3.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

3.2 Authorization. Seller has all necessary corporate power and authority to enter into this Agreement, the Bill of Sale/Assignment, the IP Assignment, the Receivable Assignment and the other agreements contemplated hereby and thereby to which it is a party (collectively, the “Seller Transaction Documents”), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for Stockholder Approval (as defined in Section 5.1(b) below), the execution and delivery of this Agreement and the other Seller Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Seller Transaction Document has been duly executed and delivered by Seller, each such Seller Transaction Document will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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3.3 No Conflicts; Consents. Neither the execution and delivery of this Agreement and the other Seller Transaction Documents, nor the assignment of the Purchased Assets or consummation of the other transactions contemplated hereby and thereby will (a) violate, or be in conflict with, any provision of any organizational document of Seller or of any applicable law binding upon or applicable to Seller, or any of the Purchased Assets; (b) violate, conflict with, or give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, commitment or other agreement, or order, arbitration award, judgment or decree, to which Seller is a party or by which it is bound or to which the Purchased Assets is subject; (c) result in the creation or imposition of any Encumbrance or third party right upon any of the Purchased Assets; or (d) result in the loss of, or otherwise adversely affect or impair, any ownership rights of Seller or Buyer in any of the Purchased Assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement and the other Seller Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for recordation of the IP Assignment and other suitable patent and trademark assignment documents in the U.S. Patent & Trademark Office (the “USPTO”), WIPO and any comparable foreign patent offices. Neither this Agreement, the other Seller Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, including the assignment to Buyer of any Assigned Contracts, will result in (i) Buyer granting to any third party any right to or with respect to any Intellectual Property in the BioPipe System; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business; or (iii) Buyer being obligated to pay any royalties or other amounts to any person in excess of those payable by Seller prior to the Closing Date.

3.4 Ownership of Purchased Assets. To the knowledge of Seller: (i) the Purchased Assets and Seller’s rights in the Purchased Assets are valid, subsisting, and enforceable; (ii) the Purchased Assets include all of the Intellectual Property necessary for the use or exploitation of the BioPipe System consistent with the scope of Seller’s use or exploitation of the BioPipe System to date; and (iii) Seller has good, exclusive and marketable title to the Purchased Assets and is the sole and exclusive owner of the Purchased Assets, free and clear of all Encumbrances. To the knowledge of Seller, the Purchased Assets do not infringe, misappropriate, dilute, violate, impair, interfere or conflict with (“Infringe”), and has not Infringed, in any manner with any common law, statutory or other right of any third party, including any patent, trade secret, trademark, service mark, copyright, domain name or other intellectual property or proprietary right of any other person. To the knowledge of Seller, no third party has or is Infringing in any manner the Purchased Assets. Seller has not put a third party on notice of infringement of the Purchased Assets.

3.5 Proceedings; Compliance with Laws. There is no opposition, cancellation, action, arbitration, audit, hearing, investigation, litigation, suit, claim, or proceeding (collectively, “Proceedings”) pending, asserted or threatened by or, to the knowledge of Seller, against the Seller, and Seller has not received any communication related to any such Proceedings (including a cease and desist letter or invitation to take a license), related to the Purchased Assets, including any Proceedings concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use any Purchased Assets. To the knowledge of Seller, no valid basis exists for any such Proceeding. Seller’s use or exploitation of the Purchased Assets to date complies, and at all times has complied, with all applicable laws, rules and regulations in all material respects.

3.6 Existing and Rights to Purchased Assets. No past, current or future rights or licenses, including, without limitation, any implied licenses granted or retained by Seller, have been expressly or implicitly granted or retained by Seller or, to the knowledge of Seller, any other party under or in connection with the Purchased Assets, including without limitation through any implied or express rights or licenses granted or retained by Seller, any prior owners, the inventors or any other third parties. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Buyer in any Purchased Assets.

3.7 Maintenance. To the knowledge of Seller, sufficient actions have been taken to protect, preserve and maintain the Purchased Assets and to perfect the chain of title (where applicable) recorded with the applicable governmental authority. To the knowledge of Seller, all annuity and maintenance fees that are necessary in order to keep the Purchased Assets in force have been paid, and no payment of annuities or fees, or fillings, are required to be made by Seller within the forty-five (45) day period after the Closing Date (except filing of the IP Assignment with the USPTO, WIPO or comparable foreign patent and trademark offices). To the knowledge of Seller, no inequitable conduct has been committed in the application for registration, prosecution, or maintenance of the Purchased Assets, and no material information was withheld from any entity requiring disclosure of such information during prosecution of the Purchased Assets.

3.8 Confidentiality of Purchased Assets. Seller has taken sufficient actions to maintain and protect the confidentiality, secrecy and value of the confidential information and trade secrets related to the Purchased Assets and neither have been used by or disclosed to any person by Seller or Seller’s representative except pursuant to valid non-disclosure agreements with commercially reasonable protections of such confidential information and trade secrets made available to such persons. To the knowledge of Seller, there has not been any breach by any third party of any of the confidentiality obligations contained in such non-disclosure agreements.

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3.9 Employees/Contractors. The Seller has not granted to any person or authorized any person to retain any rights in any Seller owned Purchased Assets. All persons who have contributed to the Purchased Assets which are owned or purported to be owned by Seller (i) have executed a valid and enforceable agreement assigning all of such person’s rights in and to such Seller owned Purchased Assets to the Seller; and (ii) have executed and are legally bound by valid and enforceable nondisclosure agreement applicable to the Seller’s confidential information and trade secrets to which the Seller is the beneficiary either directly or indirectly.

3.10 Taxes. All taxes due and payable by Seller with respect to the Purchased Assets have been paid, and Seller shall not be liable for any additional taxes in respect of any taxable period ending on or before the Closing Date, and payments by Buyer hereunder to Seller shall not be subject to withholding taxes imposed by the United States of America or any state or local political subdivision thereof.

3.11 Value of the Purchased Assets. Seller has carefully reviewed and considered the value of the Purchased Assets and has discussed the sale of the Purchased Assets with (i) its financial advisors and (ii) other potential buyers. Based on such review, consideration and discussions, Seller acknowledges and agrees that the total consideration being paid by the Buyer for the Purchased Assets represents a reasonably equivalent value for the Purchased Assets. Seller is not relying on the Buyer or any of its affiliates or any of the Buyer’s or its respective affiliates’ valuations or appraisals in assessing the value of the Purchased Assets.

4.    Pre-Closing Covenants.

4.1 No Solicitation. From the Effective Date until Closing or such time as this Agreement is terminated pursuant to Section 8, Seller shall not, and Seller shall cause its directors, employees and other representatives, not to, directly or indirectly, solicit, initiate, encourage, accept or entertain any inquiries, offers or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries, offers or proposals from, any person or entity (other than Buyer) relating to any asset sale or similar transaction involving the Purchased Assets (excluding the sale of inventory or Seller’s use or exploitation of the Test in the ordinary course of business). Seller shall notify Buyer of any such inquiry or proposal that it may receive and the terms thereof within 24 hours of receipt or awareness.

4.2 Closing Conditions. From the Effective Date until the Closing, each party hereto shall use its commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 5 hereof to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions. Seller shall use reasonable efforts to obtain all Required Approvals.

5.    Closing Conditions.

5.1 Conditions to Obligations of Both Parties. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing, in whole or in part by the party entitled to enforce such condition):

(a) No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining, prohibiting or delaying consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and no proceedings or investigations by or before, or otherwise involving, any governmental authority shall be threatened or pending against Seller or Buyer which seek to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seek material damages in connection with the transactions contemplated hereby.

(b) Seller’s sale of the Purchased Assets to Buyer shall have been approved by the requisite vote of the stockholders of Seller (“Stockholder Approval”) in accordance with its organizational documents and the Swiss Corporation Law

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s written waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) (A) The representations and warranties of Seller contained in this Agreement that does not contain an express materiality qualification (other than the representations and warranties set forth in this Section 5 must have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Closing as if made on the Closing Date, and (B) each of the representations and warranties of Seller contained in this Agreement that contains an express materiality qualification (other than the representations and warranties set forth in this Section 5 must have been true and correct in all respects as of the date of this Agreement, and must be true and correct in all respects as of the Closing as if made on the Closing Date.

(ii) The representations and warranties of Seller contained in Section 3 must be true and correct in all respects as of the Closing Date with the same effect as if made on and as of the Closing Date.

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(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Seller Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Seller Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 1 to be delivered by Seller (including all Required Approvals).

(d) Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Buyer to suffer any adverse consequence under, (i) any applicable law or order or (ii) any law or order that has been published, introduced, or otherwise proposed by or before any governmental authority.

(e) Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller.

5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s written waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) Each of the representations and warranties of Buyer contained in this Agreement that does not contain an express materiality qualification must have been true and correct in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing Date, and (ii) each of the representations and warranties of Buyer contained in this Agreement that contains an express materiality qualification must have been true and correct in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing as if made on the Closing Date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Buyer Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller duly executed counterparts to the Buyer Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 1 to be delivered by Buyer.

(d) Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause Seller to suffer any adverse consequence under, (i) any applicable law or order or (ii) any law or order that has been published, introduced, or otherwise proposed by or before any governmental authority.

6.    Additional Covenants.

6.1 Public Announcements. Unless otherwise required by applicable law or rules of a stock exchange or stock listing entity (based upon the reasonable advice of counsel), or as shall be necessary for Seller to solicit Stockholder Approval, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.2 Files. Prior to the Closing Date, Buyer shall specify to Seller those attorneys and patent agents Buyer desires to have handle the Purchased Assets. Prior to the Closing Date, Seller shall, and shall to deliver to Buyer (or to Buyer’s counsel as may be directed by Buyer) copies of all patents and patent applications, and correspondence with the USPTO, WIPO and foreign patent offices in Seller’s or Seller’s counsel’s possession related to the BioPipe System and the following documents (electronic or otherwise) in Seller’s custody or control relating to the BioPipe System, to the extent available and existing : (a) all original letters patent for the BioPipe System, (b) all original assignments for the BioPipe System, (c) all original documents, files and materials evidencing dates of invention and reduction to practice of inventions set forth in the BioPipe System, (d) all original files reflecting the prosecution history for all issued, pending and abandoned Purchased Assets, (e) all original files regarding the issued Purchased Assets, and (f) all original files regarding any action, suit, investigation, communication, claim or proceeding (in each case, whether before an administrative, arbitral or judicial body), whether or not outstanding, adjudicated to final resolution or settled, concerning the Purchased Assets. Seller further agrees that upon the Closing Date all rights and privileges (including with respect to any attorney client privileges, attorney work product or any other professional privileges or rights) held by Seller, that arise from or relate to the Purchased Assets transferred under this Agreement, shall be transferred from Seller to Buyer. If this Agreement is terminated prior to the Closing, Buyer shall return any such materials that have been delivered by Seller or its patent counsel.

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6.3 Expenses. Except as otherwise provided in this Agreement, Seller is responsible for any fees and expenses (including legal and broker fees and expenses) incurred by Seller and Buyer is responsible for any fees and expenses (including legal and broker fees and expense) incurred by Buyer in connection with the negotiation and execution of this Agreement and the consummation of transactions contemplated hereby.

6.4 Dissolution. The Seller shall dissolve all entities other than Biopipe TR, currently holding the Purchased Assets upon consummation of the transaction contemplated hereby and subsequent redistribution of the shares being received in consideration for the transaction to respective shareholders of the Seller.

6.5 Termination of Prior Licensing Agreement. The Buyer shall have the right to terminate all existing licensing and any other agreement related to the purchase assets.

7. Indemnification.

7.1 Seller Indemnity. Subject to the provisions of Section 7.5, Seller agrees to defend, indemnify and hold Buyer, its affiliates and their respective officers, directors, stockholders, managers, members, partners, employees, assigns and successors (individually a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys’ fees) suffered or incurred, directly or indirectly by the Buyer Indemnified Parties by reason of, or resulting from (a) the breach of any representation or warranty contained in Section 3 of this Agreement, (b) the breach of or failure to perform any covenant made by it in this Agreement or any other Seller Transaction Document.

7.2 Buyer Indemnity. Buyer agrees to defend, indemnify and hold harmless Seller, its affiliates and their respective officers, directors, stockholders, managers, members, partners, employees, assigns and successors (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys’ fees) suffered or incurred, directly or indirectly by the Seller Indemnified Parties by reason of, or resulting from (a) the breach of any representation or warranty contained in Section 2 of this Agreement, (b) the breach of or failure to perform any covenant made by it in this Agreement or any other Buyer Transaction Document.

7.3 Survival; Limitations. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date, provided that the representations and warranties of Seller set forth in Section 3 (the foregoing collectively the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date.

8.    Termination.

8.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that has not been waived in writing by Buyer; or

(ii) the satisfaction of any of the conditions set forth in Section 5 shall become impossible, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, and Buyer has not waived such condition in writing.

(c) by Seller by written notice to Buyer if:

(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that has not been waived in writing by Seller; or

(ii) the satisfaction of any of the conditions set forth in Section 5 shall become impossible, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing and Seller has not waived such condition in writing.

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(d) by Buyer or Seller in the event that:

(i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any governmental authority of competent jurisdiction shall have issued an order permanently restraining or enjoining the consummation of the transactions contemplated by this Agreement, and such order shall have become final and non-appealable;

(iii) the Closing has not occurred on or before May 20, 2019 or such later date as Buyer and Seller may agree upon in writing, unless the terminating party is in material breach of this Agreement.

8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. In the event of the termination of this Agreement in accordance with this Section 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party

9.    Miscellaneous

9.1 Consents to Assignment. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any contract, lease, permit or other claim or right, or any benefit arising thereunder or resulting therefrom (each, an “Assignable Right”), if an attempted assignment thereof, without the consent of a third party, would constitute a breach or default thereof or thereunder or increase the obligations or adversely affect the rights of Seller or Buyer thereunder.

9.2 Further Assurances. At any time and from time to time after the Closing Date, at the request of any other party hereto and without further consideration, each party hereto will use reasonable efforts to execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the requesting party may reasonably deem necessary or desirable, at the requesting party’s expense, in order to more effectively carry out the purposes of this Agreement and to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer’s title to, the Purchased Assets and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action reasonably requested to be taken by such party.

9.3 Notices. All notices, requests, consents, or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax) (to the extent a facsimile number is provided), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person or by fax, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the addresses noted below (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

If to Seller:

BioPipe Global AG

c/o Sgek Invest AG

Utoquai 43

8008 Zürich Switzerland

Attn: Erinc Alper

Email: erincalper@gmail.com

If to Buyer:

BioPipe Global Corporation

732 Pembroke Way

Ridgefield, NJ 07657 USA

Attn: Max Khan

Email: mk@agf-inc.com

Fax: (646)-290-7809

9.4 Severability. If any provision of this Agreement is deemed void or unenforceable by any court of competent jurisdiction, that provision shall be stricken from this Agreement without affecting the remaining provisions.

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9.5 No Third-Party Beneficiaries. Except as set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Governing Law. The Agreement will be construed, interpreted, and applied in accordance with the laws of the state of New Jersey, USA.

9.7 Assignability; Parties in Interest. Neither party shall assign any rights or delegate any obligations hereunder without the consent of the other party, and any attempt to do so shall be void; provided, that Buyer and Seller shall have the right to assign its rights and delegate its obligations hereunder to (i) any third party or entity controlling, under the control of, or under common control with it, or (ii) in connection with the sale of all or substantially all of the assets of or any business combination transaction involving such party; provided that no such assignment or delegation will relieve Buyer or Seller from any of its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto.

9.8 Remedies. Each of the parties hereby acknowledges that any breach by it of its obligations under this Agreement would cause substantial and irreparable damage to the other party, and that money damages and the indemnity protections provided herein would be inadequate remedies therefor, and accordingly, acknowledges and agrees that the other party shall be entitled to seek an injunction or specific performance to prevent or remedy the breach of such obligations (in addition to the other rights and remedies provided for herein).

9.9 Entire Agreement; Amendments. This Agreement constitutes the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof. The Agreement is made and entered into in good faith and supersedes any and all prior representations, statements or written agreements relating thereto. Any amendment or modification of the terms and conditions set forth herein must be agreed to in a writing signed by the parties hereto.

9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of a counterpart hereof via facsimile or electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.11 Headings. The headings in this Agreement are for convenience only and do not alter or affect any provision of this Agreement.

9.12 Waivers. The rights and remedies of the parties to this Agreement are cumulative. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of or shall preclude that party’s right to exercise that right, power or privilege.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the Effective Date.

SELLER:	BUYER:

BIOPIPE GLOBAL AG	BIOPIPE GLOBAL CORP.

By: /s/ Erinc Alper	By: /s/ Max Khan
Name: Erinc Alper	Name: Max Khan
Title: Member of the Board	Title: President

LIFEQUEST WORLD CORP

By: /s/ Max Khan
Name: Max Khan
Title: President

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EXHIBIT A

PURCHASE ASSETS

PATENTS	COUNTRIES		APP NUMBER	PUBLICATION NUMBER/DATE

	UAE		P1444/14	-
	AUSTRALIA		2013281253	-

Armenia
	EURASIA	Azerbaijan
		Kyrgyztan	201590117
Kazakhstan
Russian Federation
Tajikistan
Turkmenistan

Belgium
Cyprus
France
Greece
Ireland
Italy
Lithuania
	EUROPE	Latvia
		Monaco	13737701.6
Malta
Netherlands
Slovenia
Albania
Austria
Bulgaria
Switzerland
Czech Republic
Germany
Denmark
Estonia
Spain
Finland
U.K.
Croatia
Hungary
Iceland
Liechtenstein
Luxembourg
Macedonia
Norway
Poland
Portugal
Romania
Serbia
Slovakia
San Marino
Turkey

	INDONESIA		P00201500505
	INDIA		536/CHENP/2015
	QATAR		QA/201412/00479
	HONG KONG		15111085.6
	TURKEY		TR2014/16013 TR2012/07527
	USA		14/411,744	US-2015-0175453-A1

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TRADEMARKS

DOMAIN

WWW.BIOPIPE.CO

WWW.BIOPIPE.COM.TR

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EXHIBIT B

Consent to Merger Plan Between LifeQuest World Corp with Biopipe Acquisition Inc. & Biopipe Global Corp.

(attached herewith)

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EXHIBIT C

BILL OF SALE & ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE & ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption”) is made as of April 2, 2019 by and among BioPipe Global AG (“Seller”) and Biopipe Global Corp (“Buyer).

RECITAL

This Assignment and Assumption is entered into in connection with that certain Intellectual Property and Receivable Purchase Agreement (the “Purchase Agreement”, dated as of April 2, 2019 by and among Assignors, pursuant to which on the Closing Date, Assignors will transfer all right, title and interest in and to the Purchased Assets to Assignee. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing promises, the transactions contemplated by the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Assignors and Assignee agree as set forth below.

Section 1. Bill of Sale. Pursuant to the terms of the Purchase Agreement, Seller hereby unconditionally and irrevocably transfers, sells, assigns, conveys, and delivers to Buyer, its successors and assigns forever, and Buyer hereby purchases from Seller, in each case on the terms and subject to the conditions set forth in the Purchase Agreement, all of Seller’s right, title and interest, legal or equitable, in, to and under any and all Purchased Assets as described in the Purchase Agreement, free and clear of any and all Encumbrances, to have and to hold the Acquired Assets unto Buyer and its successors and assigns forever as of the Closing Date.

Seller, for itself, its successors and assigns, hereby covenants and agrees (i) to and with Buyer, to warrant and defend the grant, bargain, transfer, sale, assignment, conveyance, and delivery of the Purchased Assets to Buyer and its successors and assigns against all Persons, to the extent set forth in the Purchase Agreement and (ii) that, at any time and from time to time after the date hereof, promptly upon the request of Buyer, it will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers or attorney, and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, the Purchased Assets and title thereto and to put Buyer in possession and operating control of the Purchased Assets. Buyer will maintain the sole and exclusive title thereto and all right, title and interest therein, and none of the Sellers will have any right, title or interest in or to any such Purchased Assets, nor will Seller have any retaining possessor or other lien thereon.

Section 2. Assignment & Assumption. Seller hereby assigns to Buyer, and Buyer accepts and assumes, all in accordance with the terms of the Purchase Agreement, the Receivables. Notice of the assignment under this Agreement may be given to all relevant parties or to such parties’ duly authorized agents.

Section 3. Agreement. This Assignment and Assumption is subject to and controlled by the terms of the Purchase Agreement, including all of the representations, warranties, covenants and agreements set forth in the Purchase Agreement. Nothing contained herein shall be deemed to alter, modify, expand or diminish the terms and provision set forth in the Purchase Agreement, including the representations, warranties and covenants of the parties contained therein.

Section 4. Further Assurances. Assignors and Assignee shall execute and deliver from time to time hereafter, upon reasonable request of the other party, all such further documents and instruments, and shall do and perform all such acts as may be necessary or reasonably requested by the other party, to give full effect to the intent and meaning of this Assignment and Assumption.

Section 5. Miscellaneous

4.1 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, USA without regard to the conflicts of laws or rules of any other jurisdiction.

4.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement binding upon the parties, notwithstanding that all the parties are not signatories to the same counterpart. In order to facilitate the agreements contemplated by this Agreement, signatures transmitted by facsimile machine or signatures transmitted via e-email in a “PDF” format may be used in place of original signatures on this Agreement. Each party intends to be bound by such party’s facsimile or “PDF” format signature on this Agreement, is aware that the other parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives and defenses to the enforcement of this Agreement based upon the form of signature. may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart. Each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption effective as of the date first written above.

SELLER:

BIOPIPE GLOBAL AG

A Swiss Corporation

By: /s/ Erinc Alper

Name: Erinc Alper

Title: Chairman

BUYER:

BIOPIPE GLOBAL CORP

A New Jersey, USA Corporation

By: /s/ Max Khan

Name: Max Khan

Title: President

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